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                                                                     Exhibit 4.5

THIS WARRANT AND THE COMMON STOCK ISSUABLE WITH RESPECT HERETO HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY APPLICABLE BLUE SKY ACTS AND MAY BE TRANSFERRED OR SOLD ONLY PURSUANT TO REGISTRATION UNDER SUCH ACTS, OR TO EXEMPTIONS THEREUNDER.


                              DATA CRITICAL CORP.
                            an Oklahoma corporation
                                (the "Company")

                                 July 10, 1996

                   For the Purchase of 199,363 Shares of the
                    Company's Common Stock, $.001 par value


                         COMMON STOCK PURCHASE WARRANT


     This certifies that Nomadics, Inc., an Oklahoma corporation, or such person's registered assigns (the "Warrant Holder"), is entitled, subject to the terms and conditions hereinafter set forth at any time on or before July 10, 2000, to purchase from time to time up to a total of 199,363 shares of the Company's common stock, $0.001 par value (the "Common Stock"), at a price per share of $.80 (the "Purchase Price"). The number of shares of Common Stock purchasable under this Common Stock Purchase Warrant (the "Warrant") and the Purchase Price thereof shall be subject to adjustment as hereinafter provided.

     The Purchase Price shall be payable in cash or by certified or bank cashier's check in lawful funds of the United States of America or by cancellation of indebtedness. Upon presentation and surrender of this Warrant, together with payment of the Purchase Price for the shares of Common Stock thereby purchased, at the office of the Company's Transfer Agent for the transfer of such stock or, if at any time there is no such Transfer Agent, at the principal office of the Company, the Warrant Holder shall be entitled to receive a certificate or certificates for the shares of Common Stock so purchased (the "Shares"). All Shares that may be issued upon the exercise of this Warrant will, upon issuance, be fully paid, nonassessable, and free from all taxes, liens, and charges with respect thereto.

     This Warrant is subject to the following additional terms and conditions:

     1.   Exercise of Warrant.

          1.1. At Warrant Holder's Option. (a) Subject to the vesting provisions of Section 1.1(b) and (c), this Warrant may be exercised at any time on or before July 10, 2000 (the "Termination Date"), and the purchase rights represented hereby are exercisable solely at the Warrant Holder's option. If the Warrant Holder does not exercise its right to purchase the
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number of shares of Common Stock designated herein, this Warrant shall automatically expire on the Termination Date. In the event the Warrant Holder purchases less than all the shares purchasable under this Warrant, the Company shall cancel this Warrant upon the surrender hereof and execute and deliver a new Warrant of like tenor for the balance of the shares purchasable hereunder.

          (b) This Warrant shall be immediately vested as to 37,380 shares of Common Stock. The remaining 161,983 shares shall vest in quarterly increments of 7.69% per quarter, at the end of each of the next 13 calendar quarters, commencing the quarter ending September 30, 1996.

          (c) Provided that DCC is not in default or breach of that certain Product Development Agreement (the "Product Development Agreement"), dated July 10, 1996, by and between the Company and the Warrant Holder, if DCC terminates the Product Development Agreement under Section 3(c) thereof, or if Nomadics or Colin Cumming terminates under Section 3(b) thereof, this Warrant shall automatically terminate as to any unvested shares purchasable at the time of such termination.

          1.2. Payment of Purchase Price. The Purchase Price shall be payable in any one of the following ways, or in any combination thereof:

                    a.   Cash.  The Purchase Price is payable in cash
                         ----
          or by certified or bank cashier's check in lawful funds of the United States of America.

                    b.   Cancellation of Indebtedness.  The Purchase
                         ----------------------------
          Price is payable through the cancellation of indebtedness owed by the Company to the Warrant Holder.

                    c.   Common Stock.  The Purchase Price is payable
                         ------------
          by delivery to the Company of shares of the Company's Common Stock owned by the Warrant Holder. The shares of Common Stock constituting such payment shall be valued at Fair Market Value on the date of delivery. For purposes of this Warrant, "Fair Market Value" of a share of Common Stock on a given day means the average of one of the following prices for the five trading days immediately preceding such given day of valuation: (i) if the Common Stock is listed on an established stock exchange or exchanges or the NASDAQ National Market System, the highest closing sales price of Common Stock as reported thereon; or if not so reported,
          (ii) the average of the bid and asked prices, as quoted on the NASDAQ Small-Cap Market, NASDAQ Bulletin Board, or by the National Quotations Bureau. If the Common Stock shall not be so quoted, the Fair Market Value shall be determined by the Board of Directors of the Company taking into account all relevant facts and circumstances, but in no event shall the Fair Market Value so determined by the Board of
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          Directors be less than the price per share of Common Stock in the Company's equity financing most recently consummated prior to the valuation date, with total proceeds to the Company in excess of $1,000,000.

                    d.  Net-Issuance.  In addition to the foregoing
                        ------------
          methods of payment, the Warrant Holder may exercise this Warrant, or a portion thereof, and the Purchase Price shall be payable in connection therewith, by relinquishing the right under this Warrant to purchase an Exercise Block and, in exchange therefor, the Warrant Holder shall receive that number of shares of Common Stock equal to the number of shares constituting the Exercise Block, less a number of shares equal to the quotient of (i) the aggregate Purchase Price for the Exercise Block, divided by (ii) the Fair Market Value per share of Common Stock (determined as of the date of relinquishment). For purposes of this Section 1.2(d), "Exercise Block" shall mean that total number of shares covered by this Warrant for which the Warrant Holder desires to relinquish as provided herein.

     2.   ADJUSTMENTS.

          2.1. Adjustment to Purchase Price. The Purchase Price of the Common Stock issuable upon exercise of this Warrant shall be subject to adjustment, from time to time, as follows:

               (i)(A) If the Company shall issue any Additional Stock (as hereinafter defined) after the date hereof for a consideration (the "New Consideration") per share less than the Purchase Price for the Common Stock issuable upon exercise of the Warrant in effect immediately prior to the issuance of such Additional Stock, the Purchase Price shall be reduced so as to be equal to such New Consideration.

               (B)    Except to the limited extent provided for in subparagraphs
(i)(E)(y) and (i)(E)(z) of this Section 2.1, no adjustment of the Purchase Price shall have the effect of increasing the Purchase Price above the Purchase Price in effect immediately prior to such adjustment.

               (C) In the case of the issuance of Common Stock for cash, the consideration shall be deemed to be the amount of cash paid therefor before deducting any reasonable discounts, commissions, or other expenses allowed, paid, or incurred by the Company for any underwriting or otherwise in connection with the issuance and sale thereof.

               (D) In the case of the issuance of Common Stock for a consideration in whole or in part other than cash, the consideration other than cash shall be deemed to be the fair value thereof as determined by the Company's Board of Directors irrespective of any accounting treatment.
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               (E)    In the case of the issuance of options to purchase or
rights to subscribe for Common Stock, securities that by their terms are convertible into or exchangeable for Common Stock, or options to purchase or rights to subscribe for such convertible or exchangeable securities (which are not excluded from the definition of Additional Stock):

                      (w) the aggregate maximum number of shares of Common Stock deliverable upon exercise of such options to purchase or rights to subscribe for Common Stock shall be deemed to have been issued at the time such options or rights were issued and for a consideration equal to the consideration (determined in the manner provided in subparagraphs (i)(C) and (i)(D) of this Section 2.1), if any, received by the Company upon the issuance of such options or rights, plus the minimum purchase price provided in such options or rights for the Common Stock covered thereby;

                      (x) the aggregate maximum number of shares of Common Stock deliverable upon conversion of or in exchange for any such convertible or exchangeable securities or upon the exercise of options to purchase or rights to subscribe for such convertible or exchangeable securities and subsequent conversion or exchange thereof shall be deemed to have been issued at the time such convertible or exchangeable securities were issued or such options or rights were issued and for a consideration equal to the consideration, if any, received by the Company for any such convertible or exchangeable securities and related options or rights (excluding any cash received on account of accrued interest or accrued dividends), plus the additional consideration, if any, to be received by the Company upon the conversion or exchange of such securities or the exercise of any related options or rights (the consideration in each case to be determined in the manner provided in subparagraphs (i)(C) and
     (i)(D) of this Section 2.1);

                      (y) upon any change in the number of shares of Common Stock deliverable upon exercise of such options or rights or conversion of or exchange for such convertible or exchangeable securities, the Purchase Price as then in effect shall forthwith be readjusted to such Purchase Price as would have been obtained had the adjustment made upon the issuance of such options, rights, or securities not converted prior to such change or options or rights related to such securities not converted prior to such change been made upon the basis of such change, but no further adjustment shall be made for the actual issuance of Common Stock upon the exercise of any such options or rights or the conversion or exchange of such securities;

                      (z) upon the expiration of any such options or rights, the termination of any such rights to convert or exchange or the expiration of any options or rights related to such convertible or exchangeable securities, the Purchase Price shall forthwith be readjusted to such Purchase Price as would have
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     been obtained had the adjustment made upon the issuance of such options, rights, or securities or options or rights related to such securities been made upon the basis of the issuance of only the number of shares of Common Stock actually issued upon the exercise of such options or rights, upon the conversion or exchange of such securities, or upon the exercise of the options or rights related to such securities.

               (ii) "Additional Stock" for purposes of this Warrant shall mean any shares of the Company's Common Stock issued by the Company in conjunction with or after the determination of the Purchase Price as specified hereinabove, other than:

                      (A) Common Stock issued pursuant to a transaction described in Section (iii) hereof;

                      (B) Common Stock (not to exceed 1,790,000 shares) issuable or issued as incentive compensation to employees or consultants of the Company, whether directly or pursuant to the exercise of options.

                      (C) Common Stock issued or issuable upon conversion of any shares of the Company's outstanding Series A Convertible Participating Preferred Stock or Series B Convertible Participating Preferred Stock or upon exercise of this Warrant or any other stock warrants issued contemporaneously herewith or issued and outstanding as of the date hereon.

               (iii) If the number of shares of Common Stock outstanding at any time after the date hereof is increased by a stock dividend payable in shares of Common Stock or by a subdivision payable in shares of Common Stock or by a subdivision or split-up of shares of the Company's Common Stock, then, following the record date fixed for the determination of holders of Common Stock entitled to receive such stock dividend, subdivision, or split-up, the Purchase Price for the Common Stock issuable upon the exercise of this Warrant shall be appropriately decreased so that the number of shares of Common Stock issuable upon the exercise of this Warrant will be increased in proportion to such increase in the number of outstanding shares of the Company's Common Stock.

               (iv) If the number of shares of Common Stock outstanding at any time after the date hereof is decreased by a combination or reverse stock split of the outstanding shares of the Company's Common Stock, then, following the record date of such combination or reverse stock split, the Purchase Price for the Common Stock shall be appropriately increased so that the number of shares of Common Stock issuable upon the exercise of this Warrant will be decreased in proportion to such decrease in the number of outstanding shares of Common Stock.

          2.2. No Adjustment to Number of Shares Purchasable Under Warrant in Event of Purchase Price Adjustment Under Section 2.1(i). Upon any adjustment to the Purchase Price under Section 2.1(i), there shall be no adjustment in the number of shares purchasable under this Warrant.

          2.3. Warrant Need Not be Changed to Reflect Adjustments. This Warrant need not be changed to reflect any adjustment or changes in the Purchase Price.

          2.4. Reorganization, Merger, Etc. If any capital reorganization or reclassification of the capital stock of the Company, or consolidation or merger of the Company with another corporation or entity, or the sale or conveyance of all or substantially all of the Company's assets to another corporation or entity shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, or conveyance, lawful and adequate provision shall be made whereby the Warrant Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions specified in this Warrant and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby, such shares of stock, securities, or assets as may be issued or payable with respect to or in exchange for a number of outstanding shares of such Common Stock equal to the number of shares of such Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented hereby had such reorganization, reclassification, consolidation, merger, sale, or conveyance not taken place, and, in any such case, appropriate provision shall be made with respect to the rights and interests of the Warrant Holder such that the provisions hereof (including, without limitation, provisions for adjustment of the Purchase Price) shall thereafter be applicable, as nearly as may be, to any stock, securities, or assets thereafter deliverable upon the exercise hereof.

     The Company shall not effect any consolidation, merger, or sale of all or substantially all of its assets to any other corporation or entity, unless prior to or simultaneously with the consummation thereof the successor corporation or entity (if other than the Company) resulting from such consolidation or merger, or the corporation or entity purchasing such assets, shall assume, by written instrument executed and mailed or delivered to the Warrant Holder at the address indicated in Section 7 hereof, the obligation of such corporation or entity to deliver to such Warrant Holder shares of stock, securities, or assets as, in accordance with the provisions of this Warrant, such Warrant Holder may be entitled to purchase, and to perform and observe each and every covenant and condition of this Warrant to be performed and observed by the Company.

          2.5. Notice to Warrant Holder or Warrant Holders.

               (a) Upon any adjustment of the Purchase Price, the Company, within thirty (30) days thereafter, shall give written notice thereof, pursuant to Section 7 hereof, which notice shall state the adjusted Purchase Price setting forth in reasonable detail the method of calculation and the facts (including a statement of the consideration received or deemed to have been received by the Company for any additional shares or convertible or exchangeable securities or rights or options) upon which such calculations are based. Where appropriate, such notice may be given in advance and be included as part of the notice required to be mailed pursuant to the provisions of paragraph (b) of this
Section 2.5.

               (b)  In case at any time:
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                    (i)   the Company shall declare any dividend upon its Common
     Stock payable otherwise than in cash or in the Common Stock of the Company or payable otherwise than out of net income for a twelve (12) month period ending not earlier than ninety (90) days prior to the date of payment of such dividend; or

                    (ii) the Company shall offer for subscription to the holders of its Common Stock any additional shares of stock of any class or any other securities convertible into or exchangeable for shares of stock or any rights or options to subscribe thereto; or

                    (iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, or a sale or conveyance of all or substantially all of the assets of the Company, or a consolidation or merger of the Company with another corporation or entity; or

                    (iv) there shall be a voluntary or involuntary dissolution, liquidation, or winding up of the Company; or

                    (v) the Company intends to issue or has issued any Common Stock or rights convertible into Common Stock for a per share consideration of less than the Purchase Price, then, in any one or more of said cases, the Company shall give written notice, pursuant to Section 7 hereof, at the earliest time legally practicable (and, unless otherwise impossible for a legal reason, not less than thirty (30) days before any record date or other date set for definitive action) of the date as of which (A) the books of the Company shall close or a record date shall be taken for such dividend, distribution, or subscription rights or options, or (B) such reorganization, reclassification, sale, conveyance, consolidation, merger, dissolution, liquidation, or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of the Common Stock of record shall participate in said dividend, distribution, subscription rights, or options or shall be entitled to exchange their Common Stock for securities or other property deliverable upon such reorganization, reclassification, sale, conveyance, consolidation, merger, dissolution, liquidation, or winding up, as the case may be (on which date, in the event of voluntary or involuntary dissolution, liquidation, or winding up of the Company, the right to exercise this Warrant shall cease and terminate).

          2.6. Conditions Not Specifically Covered. In case at any time conditions shall arise by reason of action taken by the Company, which, in the good faith judgment of the Company's Board of Directors, are not adequately covered by the limited antidilution provisions of this Warrant so as to potentially materially and adversely affect the rights of the Warrant Holder or Warrant Holders, or, in case at any time any such conditions are expected to arise by reason of any action contemplated by the Company, its Board of Directors shall appoint a firm of independent certified public accountants of recognized standing (which may be the firm that regularly examines the Company's financial statements), who shall give an opinion as to the adjustment, if any (not inconsistent with the standards established in this Section 2 hereof), of the Purchase Price, which is, or would be, required to preserve, without dilution, the rights of the Warrant Holder or Warrant Holders to the extent provided herein. The Company's Board of Directors shall make the adjustment recommended forthwith upon the receipt of such opinion or the taking of any such action contemplated, as the case may be. Nothing in this Section 2.6 or any other provision of this Warrant shall permit or require adjustment regarding the number of shares of Common Stock into which this Warrant may hereafter be exercisable, it being the parties' intention to limit antidilution protection in this Warrant solely to adjustments to the Purchase Price.

     3. Status of Warrant Holders. This Warrant does not entitle the Warrant Holder or Warrant Holders hereof to any rights as a shareholder of the Company.

     4. Remedies. The Company stipulates that the remedies at law of the Warrant Holder or Warrant Holders in the event of any default or threatened default by the Company in the performance of or compliance with any of the terms of this Warrant are not and will not be adequate, and that such terms may be specifically enforced by a decree for the specific performance of any agreement contained herein or by an injunction against a violation of any of the terms hereof or otherwise.

     5. Reservation of Shares. The Company shall reserve and keep available a sufficient number of shares of Common Stock to satisfy the requirements of this Warrant. Before taking any action that would cause a reduction of the Purchase Price below the then current par value of the shares of Common Stock issuable upon exercise of this Warrant, the Company will take any corporate action that may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at such adjusted Purchase Price.

     6. Assignment. This Warrant shall be binding upon and inure to the benefit of the Company, the Warrant Holder, and their respective successors and assigns.

     7. Notices. All notices, requests, consents, and other communications hereunder shall be in writing and shall be deemed to have been given when personally delivered, mailed first class (postage prepaid), or delivered to a telegraph office:

          (i) if to a Warrant Holder, at the address of such Warrant Holder as shown on the books of the Company.

          (ii) if to the Company, at 2733 152nd Avenue, N.E., Redmond, Washington 98052, to the attention of the corporate Secretary, or at such other address as may have been furnished to the Warrant Holder in writing.

     8. Headings. The headings of the Sections and subsections of this Warrant are inserted for convenience only and shall not be deemed to constitute a part of this Warrant.

     IN WITNESS WHEREOF, this Warrant has been duly executed by its duly authorized officer as of the date first above written.

                              DATA CRITICAL CORP.
                              an Oklahoma corporation

                              By: /s/ Jeffrey S. Brown
                                 ------------------------------
                                    Jeffrey S. Brown, President